UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ---------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 26, 2007

                          ---------------------------

                        PIONEER NATURAL RESOURCES COMPANY
             (Exact name of registrant as specified in its charter)


           Delaware                    1-13245               75-2702753
       (State or other               (Commission          (I.R.S. Employer
jurisdiction of incorporation)       File Number       Identification Number)

    5205 N. O'Connor Blvd.                                      75039
          Suite 200                                           (Zip code)
        Irving, Texas
    (Address of principal
      executive offices)


       Registrant's telephone number, including area code: (972) 444-9001

                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material  pursuant to Rule 14a-12  under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

 Item 7.01. Regulation FD Disclosure.

     Pioneer Natural Resources Company and its subsidiary, Pioneer Natural Resources USA, Inc. (collectively, the "Company") have reached a conditional settlement in the lawsuit, MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA) Inc.; and JPMorgan Chase Bank, NA, as Trustee of the Mesa Offshore Trust (the "Lawsuit"), which was filed on April 11, 2005 in the District Court of Travis County, Texas (250th Judicial District) and subsequently transferred to the 334th Judicial District of Harris County, Texas (the "Court"). Dagger-Spine Hedgehog Corporation filed a petition to intervene in the Lawsuit in December, 2006. (MOSH Holding and Dagger-Spine are referred to, collectively, as "Plaintiffs"). Plaintiffs are unit holders in the Mesa Offshore Trust (the "Trust"), which owns a 99.99% interest in the Mesa Offshore Royalty Partnership (the "Partnership"). The Partnership was formed to hold certain overriding royalty interests in oil and gas leases offshore Louisiana and Texas. The Company owns the remaining 0.01% managing general partner interest in the Partnership. The Lawsuit relates, generally, to the transfer of certain leasehold rights affected by the overriding royalty interests of the Partnership to Woodside Energy (USA) Inc. ("Woodside") in connection with exploration and development of the offshore areas covered by those royalty interests, and to the sale of the assets of the Partnership as required under the Indenture for the Trust. Plaintiffs allege that the Company, together with Woodside, concealed and/or reduced the value of the royalty interests and worked to terminate the Trust prematurely and to capture for itself and Woodside profits that belong to the Trust. Plaintiffs also allege breaches of fiduciary duty, misapplication of trust property, common law fraud, gross negligence, and breach of the conveyance agreement for the overriding royalty interest. The claims appear to relate principally to arrangements established in 2003 for two offshore properties, the Brazos Area Block A-7 and Brazos Area Block A-39.

     The Trustee and the Company have reached a conditional settlement of all claims in the Lawsuit that the Trust or the Partnership has or might have against the Company. Under the settlement, the Company has agreed to assign to the Partnership an interest confirming its right to a 4.5% cost-free overriding royalty interest in the Brazos Area Block A-39 No. 5 Well until payout of that well, and to assign to the Partnership an interest in the same well, to be effective from and after payout if payout occurs, equal to a 45% net profits interest. The Company has also agreed to pay for and satisfy approximately $1.4 million of plugging, abandonment, and decommissioning costs that would otherwise be allocated to the Partnership. Finally, the Company and the Trustee have agreed that the Company shall arrange for the sale of all assets of the Partnership as provided for under the Trust Indenture on, or as soon as practical after, July 1, 2007, or on an earlier date as set forth in the settlement.

     The settlement is not expected to have a material effect on Pioneer's liquidity, financial condition or future results of operations.

     The settlement is subject to certain conditions, including approval of the settlement by the Court. The Plaintiffs are not signatories to the settlement and they, or other unitholders of the Trust, may comment on or object to the settlement. The settlement is not final until approved by the Court and any appeals are resolved. If the Court approves the settlement, it will enter a judgment that will dismiss the Lawsuit with prejudice as to all claims that may be brought on behalf of the Trust, either by the Trustee or by unitholders seeking to assert claims on behalf of themselves or the Trust, against the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    PIONEER NATURAL RESOURCES COMPANY



                                    /s/ Darin G. Holderness
                                    -------------------------------------------
                                    Darin G. Holderness
                                    Vice President and Chief Accounting Officer


Dated: January 31, 2007